Exhibit 99.1

**FOR IMMEDIATE RELEASE**	For more information, contact:
Victor Karpiak: (425) 255-4400

FIRST SAVINGS BANK NORTHWEST
ANNOUNCES LIFTING OF REGULATORY ORDER

Renton, Washington – April 2, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ Global Select: FFNW), the parent company of First Savings Bank Northwest (“Bank”) today announced that on March 27, 2012 the Bank’s regulators the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“DFI”) terminated the Consent Order (“Order) that was put in place on September 22, 2010.  In place of the Consent Order, the Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the DFI.

“We are pleased to have attained this important milestone” said Victor Karpiak, Chairman, President and CEO of the Bank and the Company.  “The lifting of the formal Consent Order and its replacement with an informal MOU reflect our hard work to reduce the Bank’s level of classified assets, increase earnings, augment management and improve the overall condition of the Bank. We are grateful our regulators acknowledged our progress in terminating the Order.”

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish and Pierce counties, through its full-service banking office. The Company is part of the America’s Community Bankers NASDAQ Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for construction/land development,  residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.